Free Writing Prospectus Filed Pursuant to Rule 433
(Related to Preliminary Prospectus Supplement Dated November 29, 2007)
Registration No. 333-132238
HARRIS CORPORATION
FINAL TERM SHEET
Dated: November 30, 2007

Issuer:	Harris Corporation

Size:	$400,000,000

Maturity:	December 1, 2017

Coupon (Interest Rate):	5.950%

Yield to Maturity:	5.997%

Spread to Benchmark Treasury:	200 basis points

Benchmark Treasury:	4.250% due November 15, 2017

Benchmark Treasury Price:	102-02

Benchmark Treasury Yield:	3.997%

Interest Payment Dates:	June 1 and December 1, commencing on June 1, 2008

Make-Whole Call:	Treasury Rate plus 30 basis points

Price to Public:	99.652%

Use of Proceeds:	We will use the net proceeds from the sale of the notes for general corporate purposes, including repayment of all of the outstanding indebtedness under our commercial paper program incurred in connection with our acquisition of Multimax and the repurchase and retirement of $25 million of the 6.35% debentures, due fiscal 2028 from an institution participating in this offering.

Settlement Date:	December 5, 2007

Ratings:	Baa1 by Moody’s Investors Service, Inc.; BBB+ by Standard & Poor’s Ratings Services

CUSIP:	413875AK1

Joint Book-Running Managers:	Banc of America Securities LLC; Morgan Stanley & Co. Incorporated
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from either Banc of America Securities LLC by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com or by contacting Morgan Stanley & Co. Incorporated by calling toll-free 1-866-718-1649.